Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

XEROX CORPORATION

Under Section 807 of the Business

Corporation Law of the State of New York

1. The name of the Corporation is Xerox Corporation. The name under which it was formed is “THE HALOID COMPANY”.

2. The Certificate of Incorporation was filed in the Office of the Secretary of State of the State of New York on April 18, 1906.

3. This restatement of the Certificate of Incorporation was authorized by a resolution adopted by the Board of Directors of the Corporation at a meeting thereof duly called and held on July 25, 2019. The text of the Certificate of Incorporation is hereby restated without amendment or change to read as herein set forth in full:

FIRST: The name of the corporation is Xerox Corporation.

SECOND: The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained; and

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

THIRD: The office of the corporation is to be located in the City of Webster, County of Monroe, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are of a par value of $1.00 each, and all of which are of the same class.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon the Secretary of State is: Xerox Corporation, 201 Merritt 7, Norwalk, Connecticut 06851.

SIXTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under penalties of perjury this 31st day of July, 2019.

/s/ Douglas H. Marshall
Name:	Douglas H. Marshall
Title:	Secretary

Address:

Xerox Corporation 201 Merritt 7
Norwalk, Connecticut 06851